                                                                    EXHIBIT 11.1



                        ON'VILLAGE COMMUNICATIONS, INC.



                   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING



                                            NOVEMBER 12,             YEAR            SIX MONTHS ENDED
                                         1995 (INCEPTION) TO        ENDED         -----------------------
                                            DECEMBER 31,         DECEMBER 31,     JUNE 30,      JUNE 30,
                                                1995                 1996           1996          1997
                                         -------------------     ------------     ---------     ---------
Weighted Average Common Stock
  Outstanding(1).......................         311,962              352,117        344,395       399,996
Common Stock Equivalents per SAB 83
  Common shares and warrants issued
  subsequent to February 1996 at prices
  or exercise prices below the expected
  offering price(2)....................       1,246,334            1,246,334      1,246,334     1,246,334
  Assumed buyback of public
     shares(3).........................        (739,952)            (739,952)      (739,952)     (739,952)
                                              ---------            ---------      ---------     ---------
                                                506,382              506,382        506,382       506,382
                                              ---------            ---------      ---------     ---------
Weighted Average Common Shares
  Outstanding..........................         818,344              858,499        850,777       906,378
                                              =========            =========      =========     =========


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(1) Excludes 800,000 shares of Class B Common Stock held in escrow.



(2) Amount represents all common stock and warrants issued within one year of the initial filing of the Company's registration statement at a per share or exercise price per share below the anticipated public offering price of $5.00 per unit. As such, above calculation assumes the allocation of no value to the warrants contained in the units being offered.



(3) Amount represents the repurchase of shares at an assumed purchase price of $5.00 per share utilizing the proceeds received on the sale of common stock or exercise of warrants. As such, above calculation assumes the allocation of no value to the warrants contained in the units being offered.